Exhibit 4.6
DESCRIPTION OF SABRE CORPORATION’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Sabre Corporation (the “Company,” “we,” “our” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share (the “common stock”) and (2) our 6.50% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share.
The Company is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share, and 225,000,000 shares of preferred stock, par value $0.01 per share.
This description may not contain all of the information that is important to you. To understand them fully, you should read our fourth amended and restated certificate of incorporation (the “Certificate of Incorporation”) and fifth amended and restated bylaws (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K, the certificate of designations, which is filed as an exhibit to our Current Report on Form 8-K filed on August 24, 2020, as well as the relevant portions of the Delaware General Corporation Law, as amended (“DGCL”).
Description of Common Stock
Generally
Our Certificate of Incorporation authorizes the issuance of up to 1 billion shares of common stock, par value $0.01. None of our outstanding common stock has been designated as non-voting.
Voting Rights
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if the votes cast favoring the action or matter exceed the votes cast against the action or matter, unless the vote of a greater number is required by applicable law, the DGCL, our Certificate of Incorporation or our Bylaws. The election of directors in an uncontested election will be determined by a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends
Holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.
Liquidation, Dissolution, and Winding Up
Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.
Preemptive Rights
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to our common stock.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.
Exchange
Our common stock is listed on The NASDAQ Stock Market under the symbol “SABR.”
Assessment
All outstanding shares of our common stock are fully paid and nonassessable.
Description of Preferred Stock
Generally
Our certificate of incorporation authorizes us to issue up to 225,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, and authorizes our board of directors to designate the preferences, rights and other terms of each series. As of the date of December 31, 2020, 3,340,000 shares of preferred stock were outstanding.
Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase or otherwise acquire mandatory convertible preferred stock in the open market or otherwise, including through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives, without the consent of, or notice to, holders. The certificate of designation requires us to promptly deliver to the transfer agent for cancellation all mandatory convertible preferred stock that we or our subsidiaries have purchased or otherwise acquired.

Transfer Agent, Registrar, Conversion Agent and Dividend Disbursing Agent

American Stock Transfer & Trust Company, LLC is the transfer agent, registrar, conversion agent and dividend disbursing agent for the mandatory convertible preferred stock. We may change the transfer agent, registrar, dividend disbursing agent and conversion agent, and we or any of our subsidiaries may choose to act as registrar, dividend disbursing agent or conversion agent as well, without prior notice to the preferred stockholders.
Registered Holders
Absent manifest error, a person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders (which, in the case of mandatory convertible preferred stock held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under our certificate of incorporation and certificate of designations as holders of the mandatory convertible preferred stock. In this section, we refer to the registered holders of the mandatory convertible preferred stock as “holders” of the mandatory convertible preferred stock or “preferred stockholders.”
The mandatory convertible preferred stock will initially be issued in global form, represented by one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the mandatory convertible preferred stock. In limited circumstances, global certificates will be exchanged for “physical certificates” registered in the name of the applicable preferred stockholders. See “—Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to mandatory convertible preferred stock represented by global certificates.
Transfers and Exchanges
A preferred stockholder may transfer or exchange its mandatory convertible preferred stock at the office of the registrar in accordance with the terms of the certificate of designation. We, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as we or they may reasonably require. In addition, subject to the terms of the certificate of designations, we, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of mandatory convertible preferred stock that is subject to conversion.
Listing
Our mandatory convertible preferred stock is listed on The Nasdaq Global Select Market under the symbol “SABRP.” A liquid trading market for the mandatory convertible preferred stock may not develop, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your mandatory convertible preferred stock at the times you wish to or at favorable prices, if at all.

Payments on the Mandatory Convertible Preferred Stock
We will pay (or cause the dividend disbursing agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a global certificate by wire transfer of immediately available funds or otherwise in accordance with the applicable procedures of the depositary. We will pay (or cause the dividend disbursing agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a physical certificate as follows:
•if the aggregate “liquidation preference” (as defined below under the caption “—Definitions”) of the mandatory convertible preferred stock represented by such physical certificate is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such mandatory convertible preferred stock entitled to such cash dividend or amount has delivered to the dividend disbursing agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and
•in all other cases, by check mailed to the address of such holder set forth in the register for the mandatory convertible preferred stock.
To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any declared cash dividend due on a dividend payment date for the mandatory convertible preferred stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.
If the due date for a payment on any mandatory convertible preferred stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”
Ranking
The mandatory convertible preferred stock will rank as follows:
•senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;
•equally with (i) “dividend parity stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;
•junior to (i) “dividend senior stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation senior stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;
•junior to our existing and future indebtedness; and
•structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock of our subsidiaries.
Dividends
Generally
The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to 6.50% (such rate per annum, the “stated dividend rate”) on the liquidation preference thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each “dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable dividend payment date. Dividends on the mandatory convertible preferred stock will accumulate from, and including, the last date to which dividends have been paid (or, if no dividends have been paid, from, and including, the initial issue date) to, but excluding, the next dividend payment date, and dividends will cease to accumulate from and after September 1, 2023. No interest, dividend or other amount will accrue or accumulate on any dividend on the mandatory convertible preferred stock that is not declared or paid on the applicable dividend payment date.
Accumulated dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. The first scheduled dividend of $1.7514 per share of mandatory convertible preferred stock was paid on December 1, 2020. Each subsequent scheduled quarterly dividend, if declared in full for payment in cash, will be $1.625 per share.
Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock, in the manner, and subject to the provisions, described below under the caption “—Method of Payment.” References in this “Description of Mandatory Convertible Preferred Stock” section to dividends “paid” on the mandatory convertible preferred stock, and any other similar language, will be deemed to include dividends paid thereon in shares of common stock in compliance with the provisions described in this “—Dividends” section.

Each payment of declared dividends on the mandatory convertible preferred stock will be applied to the earliest “dividend period” (as defined below under the caption “—Definitions”) for which dividends have not yet been paid.
Method of Payment
Generally
Each declared dividend on the mandatory convertible preferred stock will be paid in cash unless we elect, by providing written notice to each preferred stockholder no later than the 10th “scheduled trading day” (as defined below under the caption “—Definitions”) before the applicable dividend payment date, to pay all or any portion of such dividend in shares of our common stock. Such written notice must state the total dollar amount of the declared dividend per share of mandatory convertible preferred stock and the respective dollar portions thereof that will be paid in cash and in shares of our common stock. Any such election made in such written notice, once sent, will be irrevocable and will apply to all shares of mandatory convertible preferred stock then outstanding.
Dividends Paid Partially or Entirely in Shares of Common Stock
The number of shares of common stock payable in respect of any dollar amount of a declared dividend that we have duly elected to pay in shares of common stock will be (x) such dollar amount, divided by (y) the “dividend stock price” (as defined below under the caption “—Definitions”) for such dividend. However, in no event will the total number of shares of common stock issuable per share of mandatory convertible preferred stock as payment for a declared dividend exceed an amount equal to (x) the total dollar amount of such declared dividend per share of mandatory convertible preferred stock (including, for the avoidance of doubt, the portion thereof that we have not elected to pay in shares of common stock), divided by (y) the “floor price” (as defined below under the caption “—Definitions”) in effect on the last “VWAP trading day” (as defined below under the caption “—Definitions”) of the related “dividend stock price observation period” (as defined below under the caption “—Definitions”). If the dollar amount of such declared dividend per share of mandatory convertible preferred stock that we have duly elected to pay in shares of common stock exceeds the product of such dividend stock price and the number of shares of common stock delivered per share of mandatory convertible preferred stock in respect of such dividend, then we will, to the extent we are legally able to do so and permitted under the terms of our indebtedness for borrowed money, declare and pay, on the relevant Dividend Payment Date, such excess amount in cash pro rata on all shares of mandatory convertible preferred stock then outstanding.
The initial floor price is $2.45 per share of common stock. The floor price will be subject to adjustment, as provided in its definition, whenever the “boundary conversion rates” (as defined below under the caption “—Definitions”) are adjusted pursuant to the provisions described below under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.”
Payment of Cash in Lieu of any Fractional Share of Common Stock

Notwithstanding anything to the contrary in the provisions described above, in lieu of delivering any fractional share of common stock otherwise issuable as payment for all or any portion of a declared dividend that we have duly elected to pay in shares of common stock, we will, to the extent we are legally able to do so and permitted under the terms of our indebtedness for borrowed money, pay cash based on the “daily VWAP” (as defined below under the caption “—Definitions”) per share of our common stock on the last VWAP trading day of the relevant dividend stock price observation period.
When Preferred Stockholders Become Stockholders of Record of Shares of Common Stock Issued as Payment for a Declared Dividend
If we have duly elected to pay all or any portion of a declared dividend on any share of mandatory convertible preferred stock in shares of common stock, then such shares of common stock, when issued, will be registered in the name of the holder of such share of mandatory convertible preferred stock as of the close of business on the related regular record date, and such holder will be deemed to become the holder of record of such shares of common stock as of the close of business on the last VWAP trading day of the related dividend stock price observation period.
Settlement Delayed if Necessary to Calculate the Dividend Stock Price
If we have duly elected to pay all or any portion of a declared dividend in shares of common stock and the last VWAP trading day of the related dividend stock price observation period occurs on or after the related dividend payment date, then the payment of such declared dividend will be made on the business day immediately after such last VWAP trading day and no interest, dividend or other amount will accrue or accumulate as a result of the related delay.
Securities Laws Matters
If, in our reasonable judgment, the issuance of shares of common stock as payment for any declared dividend on the mandatory convertible preferred stock, or the resale of those shares by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an affiliate of ours for purposes of the Securities Act, requires registration under the Securities Act, then we will use our commercially reasonable efforts to:
•file and cause there to become effective under the Securities Act a registration statement covering such issuance or covering such resales from time to time, pursuant to Rule 415 under the Securities Act, by such preferred stockholders or beneficial owners, as applicable; and
•keep such registration statement effective under the Securities Act until all such shares are resold pursuant to such registration statement or are, or would be, eligible for resale without restriction, pursuant to Rule 144 under the Securities Act (or any successor rule), by preferred stockholders that are not, and have not at any time during the preceding three months been, an affiliate of ours.

In addition, we will use our commercially reasonable efforts to qualify or register such shares under applicable U.S. state securities laws, to the extent required in our reasonable judgment.
Treatment of Dividends Upon Conversion
If the “conversion date” (as defined below under the caption “—Definitions”) of any share of mandatory convertible preferred stock is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share.
Except as described in the preceding paragraph or below under the captions “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion Period—Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount, dividends on any share of mandatory convertible preferred stock will cease to accumulate from and after the conversion date for such share.
Limitations on Our Ability to Pay Dividends
We may not have sufficient cash to pay dividends on the mandatory convertible preferred stock. In addition, applicable law (including the Delaware General Corporations Law), regulatory authorities and the agreements governing our indebtedness may restrict our ability to pay dividends on the mandatory convertible preferred. Similarly, statutory, contractual or other restrictions may limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us to enable us to pay cash dividends on the mandatory convertible preferred stock. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock—We conduct a significant amount of our operations through our subsidiaries and will rely significantly on our subsidiaries to pay cash dividends on the mandatory convertible preferred stock” and “—We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”
Priority of Dividends; Limitation on Junior Payments; No Participation Rights
Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Junior Payments,” the certificate of designations will not prohibit or restrict us or our board of directors from declaring or paying any dividend or distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of our stock, and, unless such dividend or distribution is declared on the mandatory convertible preferred stock, the mandatory convertible preferred stock will not be entitled to participate in such dividend or distribution.

For purposes of the following two paragraphs, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.
Limitation on Dividends on Parity Stock
If:
•less than all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been declared and paid as of any dividend payment date; or
•our board of directors declares a dividend on the mandatory convertible preferred stock that is less than the total amount of unpaid dividends on the outstanding mandatory convertible preferred stock that would accumulate to, but excluding, the dividend payment date following such declaration, then, until and unless all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless dividends are simultaneously declared on the mandatory convertible preferred stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of dividends so declared per share of mandatory convertible preferred stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of mandatory convertible preferred stock immediately before the payment of such dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).
Limitation on Junior Payments
If any mandatory convertible preferred stock is outstanding, then no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our “junior stock” (as defined below under the caption “—Definitions”), and neither we nor any of our “subsidiaries” (as defined below under the caption “—Definitions”) will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock, in each case unless all accumulated dividends on the mandatory convertible preferred stock then outstanding for all prior completed dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:
•dividends and distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;
•purchases, redemptions or other acquisitions of junior stock in connection with the administration of any benefit or other incentive plan of ours (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);
•purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;
•(x) dividends and distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;
•purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date;
•the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, common stock (or into or for any combination of cash and common stock based on the value of the common stock); provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into in compliance with the provision described in the first sentence under this “—Limitation on Junior Payments” section;
•the acquisition, by us or any of our subsidiaries, of record ownership of any junior stock solely on behalf of persons (other than us or any of our subsidiaries) that are the beneficial owners thereof, including as trustee or custodian; and
•the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.
For the avoidance of doubt, the provisions described in this “—Limitation on Junior Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

Rights Upon Our Liquidation, Dissolution or Winding Up
If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, each share of mandatory convertible preferred stock will entitle the holder thereof to receive payment for the following amount out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:
•The liquidation preference per share of mandatory convertible preferred stock, which is equal to $100.00 per share; and
•all unpaid dividends that will have accumulated on such share to, but excluding, the date of such payment.
Upon payment of such amount in full on the outstanding mandatory convertible preferred stock, holders of the mandatory convertible preferred stock will have no rights to our remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of mandatory convertible preferred stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of mandatory convertible preferred stock and liquidation parity stock in proportion to the full respective distributions to which such shares would otherwise be entitled.
For purposes of the provisions described above in this “—Rights Upon Our Liquidation, Dissolution or Winding Up” section, our consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of our assets (other than a sale, lease or other transfer in connection with our liquidation, dissolution or winding up) to, another person will not, in itself, constitute our liquidation, dissolution or winding up, even if, in connection therewith, the mandatory convertible preferred stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
We may have no assets or funds available for payment on the mandatory convertible preferred stock upon our liquidation, dissolution or winding up. See “Risk Factors—Risks Relating to the Mandatory Convertible Preferred Stock—The mandatory convertible preferred stock will be junior to our existing and future indebtedness and will be structurally junior to the liabilities of our subsidiaries.”
No Redemption at Our Option
We may not redeem the mandatory convertible preferred stock at our option.

Voting Rights

The mandatory convertible preferred stock will have no voting rights except as described below or as provided in our certificate of incorporation or required by the Delaware General Corporation Law.
Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event
Generally
If a “dividend non-payment event” (as defined below under the caption “—Definitions”) occurs, then, subject to the other provisions described below, the authorized number of our directors will automatically increase by two and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, will have the right to elect two directors to fill such two new directorships at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose) and at each following annual meeting of our stockholders until such dividend non-payment event has been cured, at which time such right will terminate with respect to the mandatory convertible preferred stock until and unless a subsequent dividend non-payment event occurs. However, as a condition to the election of any such director, whom we refer to as a “preferred stock director,” such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent. We refer to this condition as the “director qualification requirement.” In addition, our board of directors will at no time include more than two preferred stock directors. Upon the termination of such right with respect to the mandatory convertible preferred stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.
Each preferred stock director will hold office until our next annual meeting of stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above.
Removal and Vacancies of the Preferred Stock Directors
At any time, each preferred stock director may be removed either (i) with cause in accordance with applicable law; or (ii) with or without cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.
During the continuance of a dividend non-payment event, a vacancy in the office of any preferred stock director (other than vacancies before the initial election of the preferred stock directors in connection with such dividend non-payment event) may be filled, subject to the director qualification requirement, by the remaining preferred stock director or, if there is no remaining preferred stock director or such vacancy resulted from the removal of a preferred stock director, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.
The Right to Call A Special Meeting to Elect Preferred Stock Directors
During the continuance of a dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing at least 25% of the combined voting power of the mandatory convertible preferred stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of preferred stock directors (including an election to fill any vacancy in the office of any preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders, as applicable, delivered to us at our principal executive offices (except that, in the case of any global certificate representing the mandatory convertible preferred stock or such voting parity stock, such notice must instead comply with the applicable “depositary procedures” (as defined below under the caption “—Definitions”)). However, if our next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and we are otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.
Voting and Consent Rights with Respect to Specified Matters
Subject to the other provisions described below, while any mandatory convertible preferred stock is outstanding, each following event will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least two thirds of the combined outstanding voting power of the mandatory convertible preferred stock and such voting parity stock, if any:
(1)any amendment or modification of our certificate of incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of dividend senior stock or liquidation senior stock;
(2)any amendment, modification or repeal of any provision of our certificate of incorporation or the certificate of designations that adversely affects the rights, preferences or voting powers of the mandatory convertible preferred stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); or
(3)our consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the mandatory convertible preferred stock, in each case unless:
a.the mandatory convertible preferred stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification;

or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof; and
b.the mandatory convertible preferred stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the mandatory convertible preferred stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification.
However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a) and (b) of paragraph (3) above will not require any vote or consent pursuant to paragraph (1) or (2) above. In addition, each of the following will be deemed not to adversely affect the rights, preferences or voting powers of the mandatory convertible preferred stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):
•any increase in the number of the authorized but unissued shares of our undesignated preferred stock;
•any increase in the number of authorized or issued shares of mandatory convertible preferred stock;
•the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that is neither dividend senior stock nor liquidation senior stock; and
•the application of the provisions described below under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Common Stock Change Event,” including the execution and delivery of any supplemental instruments described under such caption solely to give effect to such provisions.
If any event described in paragraphs (1), (2) or (3) above would adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the mandatory convertible preferred stock), then those classes or series whose rights, preferences or voting powers would not be adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (2) above that adversely affects the special rights, preferences or voting powers of the mandatory convertible preferred stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least two thirds of the mandatory convertible preferred stock then outstanding.

Certain Amendments Permitted Without Consent
Notwithstanding anything to the contrary described in paragraph (2) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” we may amend, modify or repeal any of the terms of the mandatory convertible preferred stock without the vote or consent of any preferred stockholder to:
•cure any ambiguity or correct any omission, defect or inconsistency in the certificate of designations or the certificates representing the mandatory convertible preferred stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith;
•conform the provisions of the certificate of designations or the certificates representing the mandatory convertible preferred stock to this “Description of Mandatory Convertible Preferred Stock” section, as supplemented by the related pricing term sheet; or
•make any other change to our certificate of incorporation, the certificate of designations or the certificates representing the mandatory convertible preferred stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect.
Procedures for Voting and Consents
If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then our board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under “—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event—The Right to Call A Special Meeting to Elect Preferred Stock Directors” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).
Each share of mandatory convertible preferred stock will be entitled to one vote on each matter on which the holders of the mandatory convertible preferred stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the mandatory convertible preferred stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the mandatory convertible preferred stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the mandatory convertible preferred stock or such class or series, as applicable, assuming we are liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).
At any meeting in which the mandatory convertible preferred stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy, of holders of mandatory convertible preferred stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a plurality of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect the preferred stock director(s).
A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.
Conversion Provisions of the Mandatory Convertible Preferred Stock
Generally
The mandatory convertible preferred stock will be convertible into shares of our common stock (together, if applicable, with cash in lieu of any fractional share of common stock and, in certain circumstances, cash in payment for certain dividends on the mandatory convertible preferred stock) in the manner described below. In no event will any preferred stockholder be entitled to convert a number of shares of mandatory convertible preferred stock that is not a whole number.
Mandatory Conversion
Generally
Unless previously converted, each outstanding share of mandatory convertible preferred stock will automatically convert, for settlement on the “mandatory conversion settlement date” (as defined below under the caption “—Definitions”), at the “mandatory conversion rate” (as defined below under the caption “—Definitions”). We refer to such an automatic conversion as a “mandatory conversion.” The mandatory conversion settlement date is scheduled to occur on September 1, 2023.
Calculation of the Mandatory Conversion Rate

The mandatory conversion rate will be determined based on the average of the daily VWAPs for each VWAP trading day in the “mandatory conversion observation period,” which is the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before September 1, 2023. We refer to this average as the “mandatory conversion stock price.”
As more fully set forth in its definition, the mandatory conversion rate will generally be as follows:

Mandatory Conversion Stock Price		Mandatory Conversion Rate

Equal to or greater than the maximum conversion price	g	The minimum conversion rate

Less than the maximum conversion price, but greater than the minimum conversion price	g	An amount (rounded to the nearest fourth decimal place) equal to (x) $100.00, divided by (y) mandatory conversion stock price

Equal to or less than the minimum conversion price	g	The maximum conversion rate
Accordingly, the mandatory conversion rate will be no less than the “minimum conversion rate” and no more than the “maximum conversion rate” (each, as defined below under the caption “—Definitions”), which are initially 11.9048 and 14.2857 shares of common stock, respectively, per share of mandatory convertible preferred stock. Each of the minimum conversion rate and the maximum conversion rate, which we refer to collectively as the “boundary conversion rates,” is subject to adjustment pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments.”
The initial “minimum conversion price” and “maximum conversion price” (each, as defined below under the caption “—Definitions”) are $7.00 and $8.40, respectively, and the initial maximum conversion price represents a premium of approximately 20% over the initial minimum conversion price. Each of the minimum conversion price and the maximum conversion price, which we refer to collectively as the “boundary conversion prices,” will be subject to adjustment, as provided in their respective definitions, whenever the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments.”
The table below presents the mandatory conversion rates that would apply for a series of hypothetical mandatory conversion stock prices, based on the initial boundary conversion rates. Also presented in the table below is the assumed conversion value per share of mandatory convertible preferred stock at each mandatory conversion rate, which is calculated as the product of such mandatory conversion rate and the applicable mandatory conversion stock price. The table below is for illustrative purposes only, and the actual mandatory conversion stock price, mandatory conversion rate and conversion value will be determined at the end of the mandatory conversion observation period.

Hypothetical Mandatory Conversion Stock Price	Mandatory Conversion Rate	Assumed Conversion Value per Share of Mandatory Convertible Preferred Stock
$ 2.00	14.2857	$ 28.57
$ 4.00	14.2857	$ 57.14
$ 7.00	14.2857	$100.00
$ 7.50	13.3333	$100.00
$ 8.40	11.9048	$100.00
$10.00	11.9048	$119.05
$15.00	11.9048	$178.57
$20.00	11.9048	$238.10
$30.00	11.9048	$357.14
$40.00	11.9048	$476.19
$50.00	11.9048	$595.24
$60.00	11.9048	$714.29
As shown in the table above, the assumed conversion value per share of mandatory convertible preferred stock will (i) exceed the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion price exceeds the maximum conversion price; (ii) equal the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion price is between the minimum conversion price and the maximum conversion price; and (iii) be less than the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion price is less than the minimum conversion price. In addition, if the trading price of our common stock at the time we settle any mandatory conversion is less than the applicable mandatory conversion stock price, then the actual conversion value at the time of settlement will be less than the assumed conversion values illustrated in the table above.
Unpaid Accumulated Dividend Amount
If, as of the conversion date for the mandatory conversion any share of mandatory convertible preferred stock, an “unpaid accumulated dividend amount” (as defined below under the caption “—Definitions”) exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date; and (y) the “dividend make-whole stock price” (as defined below under the caption “—Definitions”) for such conversion. However, if such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will, to the extent we are legally able to do so and permitted under the terms of our indebtedness for borrowed money, declare and pay such excess amount in cash to the holder of such share of mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted pursuant to a mandatory conversion).
Early Conversion at the Option of the Preferred Stockholders
Generally
Preferred stockholders will have the right to convert all or any portion of their shares of mandatory convertible preferred stock at any time until the close of business on the mandatory conversion date, at the minimum conversion rate. We refer to such a conversion at the option of the preferred stockholders as an “early conversion.” However, if the conversion date for any early conversion occurs during a “make-whole fundamental change conversion period” (as defined below under the caption “—Definitions”), which we refer to as a “make-whole fundamental change conversion,” then such early conversion will be at the “make-whole fundamental change conversion rate” (as defined below under the caption “—Conversion During a Make-Whole Fundamental Change Conversion Period”) instead of the minimum conversion rate.
Unpaid Accumulated Dividend Amount
If, as of the conversion date for the early conversion of any share of mandatory convertible preferred stock, other than a make-whole fundamental change conversion, an unpaid accumulated dividend amount exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date; and (y) the dividend make-whole stock price for such conversion. If such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will have no obligation to pay such excess in cash or any other consideration.
Conversion During a Make-Whole Fundamental Change Conversion Period
Generally
If a “make-whole fundamental change” (as defined below under the caption “—Definitions”) occurs and the conversion date for the early conversion of any share of mandatory convertible preferred stock occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described below, such early conversion will be settled at the conversion rate (the “make-whole fundamental change conversion rate”) set forth in the table below corresponding (after interpolation as described below) to the effective date and the “make-whole fundamental change stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

	Make-Whole Fundamental Change Stock Price
Effective Date	$2.00	$4.00	$7.00	$7.50	$8.40	$10.00	$15.00	$20.00	$30.00	$40.00	$50.00	$60.00
August 24, 2020	13.0540	12.6480	12.3320	12.2935	12.2302	12.1361	11.9600	11.8852	11.8349	11.8218	11.8178	11.8165
September 1, 2021	13.3930	12.9230	12.4921	12.4357	12.3429	12.2035	11.9470	11.8704	11.8524	11.8477	11.8462	11.8457
September 1, 2022	13.9285	13.4245	12.7463	12.6471	12.4840	12.2499	11.9249	11.8784	11.8751	11.8751	11.8750	11.8750
September 1, 2023	14.2857	14.2857	14.2857	13.3333	11.9048	11.9048	11.9048	11.9048	11.9048	11.9048	11.9048	11.9048

If such effective date or make-whole fundamental change stock price is not set forth in the table above, then:
•if such make-whole fundamental change stock price is between two prices in the table above or the effective date is between two dates in the table above, then the make-whole fundamental change conversion rate will be determined by straight-line interpolation between the make-whole fundamental change conversion rates set forth for the higher and lower prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable;
•if the make-whole fundamental change stock price is greater than $60.00 (subject to adjustment in the same manner as the make-whole fundamental change stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “—Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates”) per share, then the make-whole fundamental change conversion rate will be the minimum conversion rate in effect on the relevant conversion date; and
•if the make-whole fundamental change stock price is less than $2.00 (subject to adjustment in the same manner) per share, then the make-whole fundamental change conversion rate will be the maximum conversion rate in effect on the relevant conversion date.
Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates
Whenever the minimum conversion rate is adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments—Generally,” each make-whole fundamental change stock price in the first row (i.e., the column headers) of the table above will be automatically adjusted at the same time by multiplying such make-whole fundamental change stock price by a fraction whose numerator is the minimum conversion rate immediately before such adjustment and whose denominator is the minimum conversion rate immediately after such adjustment. The make-whole fundamental change conversion rates in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments—Generally.”
Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount

If any share of mandatory convertible preferred stock is to be converted pursuant to a make-whole fundamental change conversion and, as of the effective date of the relevant make-whole fundamental change, an unpaid accumulated dividend amount exists for such share, then we will pay such unpaid accumulated dividend amount upon settlement of such conversion, in the manner, and subject to the provisions, described below. In addition, if a “future dividend present value amount” (as defined below under the caption “—Definitions”) exists for such share as of such effective date, then we will also pay such future dividend present value amount upon such settlement, in the manner, and subject to the provisions, described below.
Each of the unpaid accumulated dividend amount and the future dividend present value amount will be paid in cash, to the extent we are legally able to do so, unless we elect to pay all or any portion thereof in shares of our common stock. To make such an election, the notice of such make-whole fundamental change that we provide pursuant to the provisions described below under the caption “—Notice of the Make-Whole Fundamental Change” must be sent no later than the effective date of the make-whole fundamental change and must state such election and specify the respective dollar amounts of the unpaid accumulated dividend amount or future dividend present value amount, as applicable, per share of mandatory convertible preferred stock that will be paid in cash and in shares of our common stock. Any such election made in such make-whole fundamental change notice, once sent, will be irrevocable and will apply to all conversions of the mandatory convertible preferred stock with a conversion date occurring during the related make-whole fundamental change conversion period. However, to the extent that we are not legally able to pay any portion of the unpaid accumulated dividend amount or the future dividend present value amount in cash, we will elect to pay the same in shares of our common stock.
If we duly elect to pay all or any portion of the unpaid accumulated dividend amount or future dividend present value amount relating to a make-whole fundamental change conversion in shares of common stock, then:
•the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of common stock, divided by (ii) the greater of (x) the floor price in effect on the conversion date for such conversion; and (y) the dividend make-whole stock price for such conversion; and
•if the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of common stock exceeds the product of such dividend make-whole stock price and such number of shares added to the make-whole fundamental change conversion rate in respect thereof, then we will, to the extent we are legally able to do so and permitted under the terms of our indebtedness for borrowed money, declare and pay such excess amount in cash to the holders of the relevant mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted with a conversion date occurring during the related make-whole fundamental change conversion period).

Our obligation to pay the future dividend present value amount (whether in cash or by increasing the make-whole fundamental change conversion rate) in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.
Notice of the Make-Whole Fundamental Change
No later than the business day after the effective date of any make-whole fundamental change, we will provide notice to the preferred stockholders of such make-whole fundamental change. Such notice will also include certain addition information set forth in the certificate of designations, including the following:
•a brief description of the preferred stockholders’ right to convert their shares of mandatory convertible preferred stock at the make-whole fundamental change conversion rate and, if applicable, to receive the unpaid accumulated dividend amount and the future dividend present value amount;
•the make-whole fundamental change conversion period;
•the make-whole fundamental change conversion rate; and
•the unpaid accumulated dividend amount and future dividend present value amount per share of mandatory convertible preferred stock, including the dollar amounts thereof that we have elected to pay in cash or in shares of our common stock.
If we do not provide such notice by the business day after such effective date, then the last day of the related make-whole fundamental change conversion period will be extended by the number of days from, and including, the business day after such effective date to, but excluding, the date we provide the notice.
Conversion Procedures
Mandatory Conversion
Mandatory conversion will occur automatically, and without the need for any action on the part of the preferred stockholders, for all shares of mandatory convertible preferred stock that remain outstanding as of the mandatory conversion date. The shares of common stock due upon mandatory conversion of any mandatory convertible preferred stock will be registered in the name of, and, if applicable, the cash due upon conversion will be delivered to, the holder of such mandatory convertible preferred stock as of the close of business on the mandatory conversion date.
Make-Whole Fundamental Change Conversions and Other Early Conversions
To convert a beneficial interest in a global certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the owner of the beneficial interest must:

•comply with the depositary procedures for converting the beneficial interest (at which time such conversion will become irrevocable); and
•if applicable, pay any documentary or other taxes as described below.
To convert any share of mandatory convertible preferred stock represented by a physical certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the holder of such share must:
•complete, manually sign and deliver to the conversion agent the conversion notice attached to such physical certificate or a facsimile of such conversion notice;
•deliver such physical certificate to the conversion agent (at which time such conversion will become irrevocable);
•furnish any endorsements and transfer documents that we or the conversion agent may require; and
•if applicable, pay any documentary or other taxes as described below.
We refer to the first business day on which the requirements described above to convert a share of mandatory convertible preferred stock are satisfied as the “early conversion date.”
Mandatory convertible preferred stock may be surrendered for early conversion (including a make-whole fundamental change conversion) only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.
Settlement upon Conversion
Generally
Subject to the provisions described below under the caption “—Payment of Cash in Lieu of any Fractional Share of Common Stock,” we will pay or deliver, as applicable, the following consideration for each share of mandatory convertible preferred stock to be converted:
•a number of shares of our common stock equal to the “applicable conversion rate” (as defined below under the caption “—Definitions”) in effect immediately before the close of business on the conversion date for such conversion; and
•to the extent applicable, the cash due in respect of any unpaid accumulated dividend amount or future dividend present value amount on such share.
We will pay or deliver, as applicable, such consideration on or before the second business day immediately after such conversion date.
Payment of Cash in Lieu of any Fractional Share of Common Stock
In lieu of delivering any fractional share of common stock otherwise due upon conversion, we will, to the extent we are legally able to do so and permitted under the terms of our indebtedness for borrowed money, pay cash based on the “last reported sale price” (as defined below under the caption “—Definitions”) per share of our common stock on the conversion date for such conversion (or, if such conversion date is not a “trading day” (as defined below under the caption “—Definitions”), the immediately preceding trading day).
Treatment of Accumulated Dividends upon Conversion
Except as described above under the captions “—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion Period—Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount,” we will not adjust the conversion rate to account for any accumulated and unpaid dividends on any mandatory convertible preferred stock being converted.
If the conversion date of any share of mandatory convertible preferred stock to be converted is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then such dividend will be paid pursuant to the provisions described above under the caption “—Dividends—Treatment of Dividends Upon Conversion” notwithstanding such conversion.
When Converting Preferred Stockholders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion
The person in whose name any share of common stock is issuable upon conversion of any mandatory convertible preferred stock will be deemed to become the holder of record of that share as of the close of business on the conversion date for such conversion.
Boundary Conversion Rate Adjustments
Generally
Each boundary conversion rate will be adjusted for the events described below. However, we are not required to adjust the boundary conversion rates for these events (other than a stock split or combination or a tender or exchange offer) if each preferred stockholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a holder of the mandatory convertible preferred stock, in such transaction or event without having to convert such preferred stockholder’s mandatory convertible preferred stock and as if such preferred stockholder held a number of shares of our common stock equal to the product of (i) the maximum conversion rate in effect on the related record date; and (ii) the total number of shares of mandatory convertible preferred stock held by such preferred stockholder on such record date.
(1)Stock Dividends, Splits and Combinations. If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a stock split or a stock combination of our common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common

Stock Change Event” will apply), then each boundary conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the “record date” (as defined below under the caption “—Definitions”) for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;
CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date or the open of business on such effective date, as applicable;
OS0 =	the number of shares of our common stock outstanding immediately before the close of business on such record date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then each boundary conversion rate will be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the applicable boundary conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(2)Rights, Options and Warrants. If we distribute, to all or substantially all holders of our common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “—Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then each boundary conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS + X
OS + Y
where:

CR0	=	such boundary conversion rate in effect immediately before the close of business on such record date;
CR1	=	such boundary conversion rate in effect immediately after the close of business on such record date;
OS	=	the number of shares of our common stock outstanding immediately before the close of business on such record date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	a number of shares of our common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.
To the extent such rights, options or warrants are not so distributed, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, option or warrants.
For purposes of this paragraph (2), in determining whether any rights, options or warrants entitle holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by our board of directors.

(3)Spin-Offs and Other Distributed Property.

a.Distributions Other than Spin-Offs. If we distribute shares of our “capital stock” (as defined below under the caption “—Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•dividends, distributions, rights, options or warrants for which an adjustment to the boundary conversion rates is required pursuant to paragraph (1) or (2) above;
•dividends or distributions paid exclusively in cash for which an adjustment to the boundary conversion rates is required pursuant to paragraph (4) below;
•rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;
•spin-offs for which an adjustment to the boundary conversion rates is required pursuant to paragraph (3)(b) below;
•a distribution solely pursuant to a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply; and
•a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply, then each boundary conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP
SP – FMV
where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the record date for such distribution;
CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date;
SP =	the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the “ex-dividend date” (as defined below under the caption “—Definitions”) for such distribution; and
FMV =	the fair market value (as determined by our board of directors), as of such record date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our common stock pursuant to such distribution.
However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to each boundary conversion rate, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such preferred stockholder would have received in such distribution if such preferred stockholder had owned, on such record date, a number of shares of our common stock equal to the maximum conversion rate in effect on such record date.
To the extent such distribution is not so paid or made, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
i.Spin-Offs. If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to an “affiliate” (as defined below under the caption “—Definitions”) or subsidiary or other business unit of ours to all or substantially all holders of our common stock (other than solely pursuant to (x) a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then each boundary conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + SP
SP

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the last trading day of the “spin-off valuation period” (as defined below) for such spin-off;
CR1 =	such boundary conversion rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;
FMV =	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin-off valuation period”) beginning on, and including, the ex-dividend date for such spin-off (such average to be determined as if references to our common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our common stock in such spin-off; and
SP =	the average of the last reported sale prices per share of our common stock for each trading day in the spin-off valuation period.
Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock to be converted occurs during the spin-off valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date.
To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(4)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of our common stock, then each boundary conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP
SP–D
where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the record date for such dividend or distribution;
CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date;
SP =	the last reported sale price per share of our common stock on the trading day immediately before the ex-dividend date for such dividend or distribution; and
D =	the cash amount distributed per share of our common stock in such dividend or distribution.
However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the boundary conversion rates, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our common stock, the amount of cash that such preferred stockholder would have received in such dividend or distribution if such preferred stockholder had owned, on such record date, a number of shares of our common stock equal to the maximum conversion rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(5)Tender Offers or Exchange Offers. If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock, and the value (determined as of the expiration time by our board of directors) of the cash and other consideration paid per share of our common stock in such tender or exchange offer exceeds the last reported sale price per share of our common stock on the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then each boundary conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC+(SP×OS1)
SP×OS0
where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the last trading day of the “tender/exchange offer valuation period” (as defined below) for such tender or exchange offer;
CR1 =	such boundary conversion rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;
AC =	the aggregate value (determined as of the time (the “expiration time”) such tender or exchange offer expires by our board of directors) of all cash and other consideration paid for shares of our common stock purchased or exchanged in such tender or exchange offer;
OS0 =	the number of shares of our common stock outstanding immediately before the expiration time (including all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);
OS1 =	the number of shares of our common stock outstanding immediately after the expiration time (excluding all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and
SP =	the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period (the “tender/exchange offer valuation period”) beginning on, and including, the trading day immediately after the expiration date;
provided, however, that such boundary conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date to, and including, such conversion date.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.
We will not be required to adjust the boundary conversion rates except as described above in this “Boundary Conversion Rate Adjustments—Generally” section (it being understood that adjustments to the applicable conversion rate may be made pursuant to the provisions described above under the captions “—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion

Period,” and adjustments to the make-whole fundamental change conversion rates may be made pursuant to the provisions described above under the caption “—Conversion During a Make-Whole Fundamental Change Conversion Period”). Without limiting the foregoing, we will not be required to adjust the boundary conversion rates on account of:
•except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the maximum conversion price or the minimum conversion price;
•the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;
•the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;
•the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the initial issue date; or
•solely a change in the par value of our common stock.
Notice of Boundary Conversion Rate Adjustments
Upon the effectiveness of any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally,” we will promptly provide notice to the preferred stockholders containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the boundary conversion rates and boundary conversion prices in effect immediately after such adjustment; and (iii) the effective time of such adjustment.
Voluntary Conversion Rate Increases
To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase each boundary conversion rate (with a corresponding decrease to the boundary conversion prices pursuant to the definitions of those terms) by any amount if (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our common stock or rights to purchase our common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; (iii) such increase is irrevocable during such period; and (iv) each boundary conversion rate is increased by multiplying it by the same percentage factor for the period of such increase. No later than the first business day of such 20 business day period, we will provide notice to each preferred stockholder of such increase to the boundary conversion rates and corresponding decrease to the boundary conversion prices, the amounts thereof and the period during which such increase and decrease will be in effect.

Tax Considerations
A beneficial owner of the mandatory convertible preferred stock may, in some circumstances, including a cash distribution or dividend on our common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the boundary conversion rates. Applicable withholding taxes (including backup withholding) may be withheld from dividends and payments upon conversion of the mandatory convertible preferred stock. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be set off against payments of cash or the delivery of shares of common stock in respect of the mandatory convertible preferred stock (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, that preferred stockholder. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Considerations.”
Adjustments to the Maximum Conversion Price, the Minimum Conversion Price and the Floor Price
For the avoidance of doubt, at the time any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally” becomes effective, each of the maximum conversion price, the minimum conversion price and the floor price will automatically adjust in accordance with the definition of such term.
Special Provisions for Adjustments that Are Not Yet Effective
Notwithstanding anything to the contrary, if:
•any share of mandatory convertible preferred stock is to be converted;
•the record date, effective date or expiration time for any event that requires an adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally” has occurred on or before the conversion date for such conversion, but an adjustment to the boundary conversion rates for such event has not yet become effective as of such conversion date;
•the consideration due upon such conversion includes any whole shares of our common stock; and
•such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise), then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date in determining the number of shares of our stock to be delivered. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Stockholder Rights Plans
If any shares of our common stock are to be issued upon conversion of any mandatory convertible preferred stock and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of such mandatory convertible preferred stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our common stock at such time, in which case, and only in such case, the boundary conversion rates will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “—Boundary Conversion Rate Adjustments—Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our common stock, subject to readjustment as described above if such rights expire, terminate or are redeemed. We currently do not have a stockholder rights plan in effect.
Effect of Common Stock Change Event
Generally
If there occurs any:
•recapitalization, reclassification or change of our common stock, other than (x) changes solely resulting from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
•consolidation, merger, combination or binding or statutory share exchange involving us;
•sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or
•other similar event,
and, as a result of which, our common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,
•from and after the effective time of such common stock change event, (i) the consideration due upon conversion of, or as payment for dividends on (including for purposes of determining whether a dividend non-payment event has occurred), any mandatory convertible preferred stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Conversion Provisions of the Mandatory Convertible Preferred Stock” section or under the captions “—Dividends” above and “—Certain Provisions Relating to the Issuance of Common Stock” below, as applicable, or in any related definitions, were instead a reference to the same number of reference property units; and (ii) for purposes of the definition of “make-whole fundamental change,” the terms “common stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such reference property; and
•for these purposes, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
 If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. We will notify the preferred stockholders of such weighted average as soon as practicable after such determination is made.
We will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “—Effect of Common Stock Change Event” caption.
Execution of Supplemental Instruments
On or before the date the common stock change event becomes effective, we and, if applicable, the resulting, surviving or transferee person (if not us) of such common stock change event (the “successor person”) will execute and deliver such supplemental instruments, if any, as we reasonably determine are necessary or desirable to (i) provide for subsequent adjustments to the boundary conversion rates in a manner consistent with the provisions described above; and (ii) give effect to such other provisions, if any, as we reasonably determine are appropriate to preserve the economic interests of the preferred stockholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets of a person other than the successor person, then such other person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of preferred stockholders. Notwithstanding any other term described herein, no consent of holders shall be required for the taking of such actions by means of supplemental instrument(s) as described in this paragraph.

Notice of Common Stock Change Event
We will provide notice of each common stock change event to preferred stockholders no later than the effective date of the common stock change event.
Certain Provisions Relating to the Issuance of Common Stock
Equitable Adjustments to Prices
Whenever the certificate of designations requires us to calculate the average of the last reported sale prices or daily VWAPs, or any function thereof, over a period of multiple days (including to calculate the mandatory conversion stock price, the make-whole fundamental change stock price, the dividend make-whole stock price, the dividend stock price or an adjustment to the boundary conversion rates), we will make appropriate adjustments, if any, to those calculations to account for any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally” that becomes effective, or any event requiring such an adjustment to the boundary conversion rates where the ex-dividend date, effective date or expiration date, as applicable, of such event occurs, at any time during such period.
Reservation of Shares of Common Stock
We will reserve, out of our authorized but unissued and unreserved shares of common stock, for delivery upon conversion of the mandatory convertible preferred stock, a number of shares of common stock that would be sufficient to settle the conversion of all shares of mandatory convertible preferred stock then outstanding, if any, at the maximum conversion rate then in effect.
Status of Shares of Common Stock
Each share of common stock delivered upon conversion of, or as payment for all or any portion of any declared dividends on the mandatory convertible preferred stock of any preferred stockholder will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such preferred stockholder or the person to whom such share of common stock will be delivered). If our common stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then we will cause each such share of common stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. In addition, if such mandatory convertible preferred stock is then represented by a global certificate, then each such share of common stock will be so delivered through the facilities of the applicable depositary and (except to the extent contemplated by the provisions described above under the caption “—Dividends—Method of Payment—Securities Laws Matters”) identified by an “unrestricted” CUSIP number (and, if applicable, ISIN number).

Taxes Upon Issuance of Common Stock

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of our common stock upon conversion of, or as payment for all or any portion of any declared dividends on the mandatory convertible preferred stock of any preferred stockholder, except any tax or duty that is due because such preferred stockholder requests those shares to be registered in a name other than such preferred stockholder’s name.
No Preemptive Rights
Without limiting the rights of preferred stockholders described above (including in connection with the issuance of common stock or reference property upon conversion of, or as payment for dividends on, the mandatory convertible preferred stock), the mandatory convertible preferred stock will not have any preemptive rights to subscribe for or purchase any of our securities.
Calculations
Responsibility; Schedule of Calculations
Except as otherwise provided in the certificate of designations, we will be responsible for making all calculations called for under the certificate of designations or the mandatory convertible preferred stock, including determinations of the boundary conversion prices, the boundary conversion rates, the daily VWAPs, the floor price, the last reported sale prices and accumulated dividends on the mandatory convertible preferred stock. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all preferred stockholders. We will provide a schedule of these calculations to any preferred stockholder upon written request.
Calculations Aggregated for Each Preferred Stockholder
The composition of the consideration due upon conversion of, or as payment for any declared dividends on the mandatory convertible preferred stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of mandatory convertible preferred stock of such preferred stockholder being converted with the same conversion date, or held by such preferred stockholder at the close of business on the related regular record date, respectively. For these purposes, any cash amounts due to such preferred stockholder in respect thereof will be rounded to the nearest cent.
Notices
We will provide all notices or communications to preferred stockholders pursuant to the certificate of designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the mandatory convertible preferred stock. However, in the case of mandatory convertible preferred stock represented by one or more global certificates, we are permitted to provide notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that we provide in this manner will be deemed to have been properly sent to such preferred stockholders in writing.
Legally Available Funds
Without limiting the other rights of the preferred stockholders (including pursuant to the provisions described above under the captions “—Rights Upon Our Liquidation, Dissolution or Winding Up” and “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event”), if we do not have sufficient funds legally available to fully pay any cash amount otherwise due on the mandatory convertible preferred stock, then we will pay the deficiency promptly after funds thereafter become legally available therefor.

Definitions
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the initial issue date.
“Applicable conversion rate” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:
(i) if such conversion is a mandatory conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion”;
(ii) if such conversion is a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period”; and
(iii) if such conversion is an early conversion that is not a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the captions “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Preferred Stockholders—Generally” and “—Unpaid Accumulated Dividend Amount.”
“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.
“Boundary conversion prices” mean the minimum conversion price and the maximum conversion price.

“Boundary conversion rates” mean the minimum conversion rate and the maximum conversion rate.
“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.
“Close of business” means 5:00 p.m., New York City time.
“Common stock change event” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Common Stock Change Event—Generally.”
“Conversion date” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, the mandatory conversion date; and (ii) in all other cases, the early conversion date for such conversion.
“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of our common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SABR <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include any of the underwriters). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Depositary” means, with respect to any conversion, transfer, exchange or transaction
“Depositary procedures” means, with respect to any conversion, transfer, exchange or transaction involving a global certificate representing any mandatory convertible preferred stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such conversion, transfer, exchange or transaction.
“Director qualification requirement” means the requirement, as a condition to the election of any preferred stock director, that such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent.

“Dividend junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes our common stock. For the avoidance of doubt, dividend junior stock will not include any securities of our subsidiaries.
“Dividend make-whole stock price” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, 97% of the mandatory conversion stock price; (ii) if such conversion is a make-whole fundamental change conversion, 97% of the make-whole fundamental change stock price for the relevant make-whole fundamental change; and (iii) if such conversion is an early conversion that is not a make-whole fundamental change conversion, the average of the daily VWAPs per share of common stock for each of the five consecutive VWAP trading days ending on, and including, the VWAP trading day immediately before the conversion date for such conversion.
A “Dividend non-payment event” will be deemed to occur when accumulated dividends on the outstanding mandatory convertible preferred stock have not been declared and paid in an aggregate amount corresponding to six or more dividend periods, whether or not consecutive. A dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid in full, at which time such dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.
“Dividend parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of our subsidiaries.
“Dividend payment date” means each March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2020 and ending on, and including, September 1, 2023.
“Dividend period” means each period from, and including, a dividend payment date (or, in the case of the first dividend period, from, and including, the initial issue date) to, but excluding, the next dividend payment date.
“Dividend senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of our subsidiaries.
“Dividend stock price” means, with respect to any declared dividend on the mandatory convertible preferred stock, 97% of the average of the daily VWAPs per share of common stock for each VWAP trading day during the related dividend stock price observation period.
“Dividend stock price observation period” means, with respect to any declared dividend on the mandatory convertible preferred stock, the five consecutive VWAP trading days beginning on, and including, the sixth scheduled trading day immediately before the dividend payment date for such dividend.
“Early conversion” means the conversion of any share of mandatory convertible preferred stock other than a mandatory conversion.
“Early conversion date” means, with respect the early conversion (including a make-whole fundamental change conversion) of any share of mandatory convertible preferred stock, the first business day on which the requirements described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion Procedures—Make-Whole Fundamental Change Conversions and Other Early Conversions” for such conversion are satisfied.
“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our common stock, the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expiration date” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”
“Expiration time” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”
“Floor price” means, as of any time, an amount (rounded to the nearest cent) equal to 35% of the minimum conversion price in effect at such time. Whenever in this description of securities we refer to the floor price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the floor price immediately before the close of business on such date.

“Future dividend present value amount” means, with respect to the make-whole fundamental change conversion of any share of mandatory convertible preferred stock, an amount equal to the present value, as of the effective date of the related make-whole fundamental change, of all regularly scheduled dividend payments on such share on each dividend payment date occurring after such effective date and on or before September 1, 2023, such present value to be computed using a discount rate equal to the stated dividend rate per annum; provided, however, that, for purposes of this definition, the amount of dividends payable on the dividend payment date immediately after such effective date will be deemed to be the following amount: (i) if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared part or all of the dividend scheduled to be paid on the mandatory convertible preferred stock on such dividend payment date, the excess, if any, of (x) the full amount of such dividend scheduled to be paid on such share on such dividend payment date (assuming the same were declared in full) over (y) the amount of such dividend actually so declared on such share (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and (ii) in all other cases, the full amount of dividends scheduled to be paid on such share on the dividend payment date immediately after such effective date, less an amount equal to dividends on such share that have accumulated from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date.
“Initial issue date” means the first date any mandatory convertible preferred stock offered was issued.
“Junior stock” means any dividend junior stock or liquidation junior stock.
“Last reported sale price” of our common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such trading day from each of at least three nationally recognized independent investment banking firms we select, which may include any of the underwriters.
“Liquidation junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation junior stock includes our common stock. For the avoidance of doubt, liquidation junior stock will not include any securities of our subsidiaries.
“Liquidation parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of our subsidiaries.
“Liquidation preference” means, with respect to the mandatory convertible preferred stock, an amount equal to $100.00 per share of mandatory convertible preferred stock.
“Liquidation senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of our subsidiaries.
“Make-whole fundamental change” means any of the following events:
(i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us or our “wholly owned subsidiaries” (as defined below) has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of all of our then-outstanding common equity;
(ii) the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; or
(iii) our common stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);
provided, however, that a transaction or event or series of transactions or events described in clause (i) or (ii) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event or series of transactions or events, consists of shares of common stock listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event or series of transactions or events constitutes a common stock change event whose reference property consists of such consideration.

For the purposes of this definition, whether a person is a “beneficial owner,” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Make-whole fundamental change conversion” means an early conversion of any share of mandatory convertible preferred stock with a conversion date that occurs during the related make-whole fundamental change conversion period.
“Make-whole fundamental change conversion period” means, with respect to a make-whole fundamental change, the period from, and including, the effective date of such make-whole fundamental change to, and including, the 20th calendar day after such effective date (or, if calendar day is not a business day, the next business day); provided, however, that the last day of such make-whole fundamental change conversion period is subject to extension pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period—Notice of the Make-Whole Fundamental Change.”
“Make-whole fundamental change conversion rate” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.”
“Make-whole fundamental change stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of such term, then the make-whole fundamental change stock price is the amount of cash paid per share of our common stock in such make-whole fundamental change; and (ii) in all other cases, the make-whole fundamental change stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the effective date of such make-whole fundamental change.
“Mandatory conversion” means the conversion of any share of mandatory convertible preferred stock pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion.”
“Mandatory conversion date” means the last VWAP trading day of the mandatory conversion observation period.
“Mandatory conversion observation period” means the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before September 1, 2023.
“Mandatory conversion rate” has the following meaning with respect to any mandatory conversion:

(i) if the mandatory conversion stock price is equal to or greater than the maximum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the minimum conversion rate as of the mandatory conversion date;
(ii) if the mandatory conversion stock price is less than the maximum conversion price as of the mandatory conversion date, but greater than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is an amount (rounded to the nearest fourth decimal place) equal to (x) the liquidation preference per share of mandatory convertible preferred stock, divided by (y) mandatory conversion stock price; and
(iii) if the mandatory conversion stock price is equal to or less than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the maximum conversion rate as of the mandatory conversion date.
“Mandatory conversion stock price” means the average of the daily VWAPs per share of common stock for each VWAP trading day in the mandatory conversion observation period.
“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
“Maximum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) the liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the minimum conversion rate in effect at such time. Whenever in this description of securities we refer to the maximum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion price immediately before the close of business on such date.
“Maximum conversion rate” initially means 14.2857 shares of our common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.” Whenever in this description of securities we refer to the maximum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion rate immediately before the close of business on such date.
“Minimum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the maximum conversion rate in effect at such time. Whenever in this description of securities we refer to the minimum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion price immediately before the close of business on such date.

“Minimum conversion rate” initially means 11.9048 shares of our common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.” Whenever in this description of securities we refer to the minimum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion rate immediately before the close of business on such date.
“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on the initial issue date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).
“Open of business” means 9:00 a.m., New York City time.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”
“Preferred stock director” means any person elected to serve as our director in connection with a dividend non-payment event pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event.”
“Preferred stockholder” means any person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books.
“Record date” means, with respect to any dividend or distribution on, or issuance to holders of, our common stock, the date fixed (whether by law, contract or our board of directors or otherwise) to determine the holders of our common stock that are entitled to such dividend, distribution or issuance.
“Regular record date” has the following meaning: (i) February 15, in the case of a dividend payment date occurring on March 1; (ii) May 15, in the case of a dividend payment date occurring on June 1; (iii) August 15, in the case of a dividend payment date occurring on September 1; and (iv) November 15, in the case of a dividend payment date occurring on December 1.
“Reference property” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Common Stock Change Event—Generally.”

“Reference property unit” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Common Stock Change Event—Generally.”
“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “scheduled trading day” means a business day.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Spin-off” has the meaning set forth above in paragraph (3)(b) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”
“Spin-off valuation period” has the meaning set forth above in paragraph (3)(b) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”
“Stated dividend rate” has the meaning set for above under the caption “Dividends—Generally.”
“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor person” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Execution of Supplemental Instruments.”
“Tender/exchange offer valuation period” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Trading day” means any day on which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If our common stock is not so listed or traded, then “trading day” means a business day.
“Unpaid accumulated dividend amount” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:
(i) if such conversion is a mandatory conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on September 1, 2023, in respect of all dividend periods ending on or before September 1, 2023;
(ii) if such conversion is a make-whole fundamental change conversion, the sum (without duplication) of (1) the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the effective date for the related make-whole fundamental change, in respect of all dividend periods ending on a dividend payment date that is before such effective date; and (2) the amount of accumulated and unpaid dividends, if any, on such share for the period from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date; provided, however, that if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared the dividend due on the mandatory convertible preferred stock on such dividend payment date, then the unpaid accumulated dividend amount will not include any portion of such declared dividend (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and
(iii) if such conversion is an early conversion that is not a make-whole fundamental change conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the conversion date for such conversion, in respect of all dividend periods ending on a dividend payment date that is before such conversion date.
“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event” or “—Voting and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of our subsidiaries.
“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.
“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.
Book Entry, Settlement and Clearance
Global Certificates
The mandatory convertible preferred stock will be initially issued in the form of one or more certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.
Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. We expect that, under procedures established by DTC:
•upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of mandatory convertible preferred stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters; and
•ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate).
Book-Entry Procedures for Global Certificates
All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the mandatory convertible preferred stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the transfer agent or any of the underwriters will be responsible for those operations or procedures.

DTC has advised us that it is:
•a limited purpose trust company organized under the laws of the State of New York;
•a “banking organization” within the meaning of the New York State Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of mandatory convertible preferred stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the mandatory convertible preferred stock represented by that global certificate for all purposes under the certificate of designations. Except as provided below, owners of beneficial interests in a global certificate:
•will not be entitled to have mandatory convertible preferred stock represented by the global certificate registered in their names;
•will not receive or be entitled to receive physical, certificated mandatory convertible preferred stock registered in their respective names (“physical certificates”); and
•will not be considered the owners or holders of the mandatory convertible preferred stock under the certificate of designations for any purpose.
As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designations.
Payments on any global certificates will be made to DTC’s nominee as the registered holder of the global certificate. Neither we nor the transfer agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global certificate will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Physical Certificates
A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:
•DTC notifies us or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation; or
•we, in our sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws
Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor. These provisions include:
Classified Board. Our Certificate of Incorporation provides that, commencing with the 2021 annual meeting of stockholders, the classification of our board of directors shall cease and all directors will be elected annually. However, directors elected to three year terms at the 2018 annual meeting of stockholders continue to serve the remainder of their elected terms. The remaining classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by the board of directors, provided that, the board of directors shall consist of not fewer than five directors, nor more than thirteen directors.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 1 billion shares of common stock and 225 million shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Certificate of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our board of directors is able to implement a shareholder rights plan without further action by our stockholders. The board of directors does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.
Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Special Meetings of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the board of directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Proxy Access. Our Bylaws permit a qualified stockholder or group of stockholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders. To qualify, the stockholder (or group of up to 20 stockholders) must have continuously owned for at least three years 3% or more of our outstanding common stock. The maximum number of stockholder nominees permitted under the proxy access provisions of our Bylaws is generally the greater of (x) two or (y) 20% of the total number of our directors in office (rounded down to the nearest whole number) as of the last day on which notice of a nomination may be delivered. Notice of a nomination under these provisions must generally be received at our principal executive offices no earlier than 150 days and no later than 120 days before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting of stockholders. The notice must contain certain information specified in our Bylaws. The complete proxy access provisions for director nominations are set forth in our Bylaws.
Business Combinations with Interested Stockholders
Pursuant to our Certificate of Incorporation, we are subject to the provisions of Section 203 of the DGCL, which regulates business combinations with “interested stockholders.”
Corporate Opportunities
Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by applicable law, any interest or expectancy in the business opportunities of certain Exempted Persons (as defined in our Certificate of Incorporation). In addition our Certificate of Incorporation provides that the Exempted Persons have no obligation to offer us or even communicate to us an opportunity to participate in business opportunities presented to such Exempted Person even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses of which we or our affiliates now engage or propose to engage) and that, to the fullest extent permitted by applicable law, the Exempted Persons will not be liable to us or our stockholders for breach of any duty by reason of any such activities described immediately above. Stockholders are deemed to have notice of and consented to this provision of our Certificate of Incorporation.
Limitation of Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Our Bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, any person made or threatened to be made a party to any action or is involved in a proceeding by reason of the fact that the person is or was our director or officer, or our director or officer who, while a director or officer, is or was serving at our request as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or non-profit entity, including service with respect to an employee benefit plan. Our Bylaws also provide that, subject to applicable law, we may, by action of our board of directors, grant rights to indemnification and advancement of expenses to persons other than our directors and officers with such scope and effect as the board of directors may then determine. We have entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Choice of Forum
Our Certificate of Incorporation provides that unless we consent to the selection of an alternate forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation.